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                                                                    EXHIBIT 10.2


                                    TOO, INC.
                           FIRST AMENDED AND RESTATED
                      SUPPLEMENTAL RETIREMENT AND DEFERRED
                                COMPENSATION PLAN

                             (AMENDED MAY 10, 2000)


                                    ARTICLE I

                                  INTRODUCTION

1.1. Too, Inc., a Delaware corporation (the "Company"), hereby establishes the Too, Inc. Supplemental Retirement Plan (the "Plan") in order to provide eligible associates of the Company and its Affiliates with certain benefits that cannot be provided to such associates under the Too, Inc., Inc. Savings and Retirement Plan ("SARP") because of the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code. The Plan is also intended to provide an opportunity for income deferral to certain associates of the Company and its Affiliates who were excluded from eligibility to make pre-tax deferrals under the SARP in order to enable the SARP to satisfy the nondiscrimination requirements imposed by Sections 401(k) and 401(m) of the Code.

1.2. The Company intends for the Plan to be an unfunded deferred compensation plan for a select group of management and highly compensated associates within the meaning of United States Department of Labor regulations Section 2520.104-23.

1.3 For purposes of communicating with Plan Participants, those provisions of this Plan which govern Deferral Credits and Matching Credits may be referred to as the "Alternative Savings Plan" and those provisions governing Supplemental Credits and Discretionary Credits may be referred to as the "Supplemental Retirement Plan" or "SERP".


                                   ARTICLE II

                                   DEFINITIONS

Whenever the following words and phrases are used in this document, they shall have the meanings stated below unless a different meaning is plainly required by the context:

2.1. "ACCOUNT" means the account maintained by the Committee and the Employer reflecting the accrued benefit of a Participant under the Plan. With respect to Participants who were participants in The Limited, Inc. Supplemental Retirement Plan and/or The Limited, Inc. Deferred Compensation Plan as of September 30, 1999, the Account of each such Participant shall be credited with all amounts credited to such Participant's accounts under such plans as of such date.

2.2. "AFFILIATE" means (i) any corporation that is a member of a controlled group of corporations, as defined in Section 414(b) of the Code, of which the Company is a member; (ii) any other trade or business (whether or not incorporated) that is under common control, as defined in Section 414(c) of the Code, with the Company; and (iii) any business that is a member of an affiliated service group, as defined in Section 414(m) of the Code, of which the Company is a member.

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2.3.     "BENEFICIARY" means the person or persons designated by a Participant as his or her beneficiary or beneficiaries under the SARP.

2.4      "CHANGE IN CONTROL" means the occurrence of any of the following:

         (a) Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities (a "25% Shareholder") provided however, that the term 25% Shareholder shall not include any Person if such Person would not otherwise be a 25% Shareholder but for a reduction in the number of outstanding voting shares resulting from a stock repurchase program or other similar plan of the Company or from a self-tender offer of the Company, which plan or tender offer commenced on or after the date hereof, provided, however, that the term "25% Shareholder" shall include such Person from and after the first date upon which
                  (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of voting shares of the Company equal to 1% or more of the voting shares of the Company then outstanding, and (B) such Person, together with all affiliates and associates of such Person, shall Beneficially Own 25% or more of the voting shares of the Company then outstanding. In calculating the percentage of the outstanding voting shares that are Beneficially Owned by a Person for purposes of this definition, voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and voting shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights, warrants or options shall not be deemed outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person that would otherwise be a 25% Shareholder pursuant to the foregoing provisions of this definition has become such inadvertently, and such Person (a) promptly notifies the Board of Directors of such status and
                  (b)as promptly as practicable thereafter, either divests of a sufficient number of voting shares so that such Person would no longer be a 25% Shareholder, or causes any other circumstance, such as the existence of an agreement respecting voting shares, to be eliminated such that such Person would no longer be a 25% Shareholder as defined pursuant to this definition, then such Person shall not be deemed to be a 25% Shareholder for any purposes of this Agreement. Any determination made by the Board of Directors of the Company as to whether any Person is or is not a 25% Shareholder shall be conclusive and binding; or

         (b) A change in composition of the Board of Directors of the Corporation occurring any time during a consecutive two-year period as a result of which fewer than a majority of the Board of Directors are Continuing Directors (for purposes of this section, the term "Continuing Director" means a director who was either (A) first elected or appointed as a Director prior to May 10, 2000; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

         (c)      Any of the following occurs:

                  (i) a merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

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                  (ii)     a sale, exchange, or other disposition (in a single
                           transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets aggregating more than 50% of the assets of the Corporation on a consolidated basis;

                  (iii)    a liquidation or dissolution of the Corporation;

                  (iv) a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

                  (v) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5. "CODE" means the Internal Revenue Code of 1986, as now existing or hereinafter amended, and regulations issued thereunder.

2.6.     "COMMITTEE" means the Administrative Committee under the SARP.

2.7.     "COMPANY" means Too, Inc., a Delaware corporation, and its successors.

2.8. "COMPENSATION" means compensation subject to deferral under the SARP without taking into account the limitations of Code Section 401(a)(17).

2.9. "COMPENSATION COMMITTEE" means the Compensation Committee of the Company's Board of Directors.

2.10. "DEFERRAL ACCOUNT" means the portion of a Participant's Account derived from Deferral Credits.

2.11. "DEFERRAL AGREEMENT" means an agreement, in a form prescribed by the Committee, by which a Participant may elect to defer receipt of a portion of his or her Compensation pursuant to Section 4.1.

2.12. "DEFERRAL CREDITS" means the amounts credited to a Participant's Account pursuant to Section 5.2.

2.13 "DISCRETIONARY ACCOUNT" means the portion of a Participant's Account derived from Discretionary Credits.

2.14. "DISCRETIONARY CREDITS" means the amounts credited to a Participant's Account pursuant to Section 5.5.

2.15. "EFFECTIVE DATE" means October 1, 1999, the effective date of the Plan as set forth herein.

2.16. "EMPLOYER" means the Company and each Affiliate that is a participating employer under the SARP and that elects to participate in the Plan by action of its board of directors.

2.17. "MATCHING ACCOUNT" means the portion of a Participant's Account derived from Matching Credits.

2.18. "MATCHING CONTRIBUTIONS" means the matching contributions made by the Employer for the benefit of Participants in accordance with the terms of the SARP.

2.19. "MATCHING CREDITS" means the amounts credited to a Participant's Account pursuant to Section 5.3.

2.20. "PARTICIPANT" means an associate of the Employer who is eligible to receive Supplemental, Deferred, Matching or Discretionary Credits pursuant to Section 3.1 of the Plan.

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2.21.    "PLAN" means the Too, Inc. Supplemental Retirement and Deferred
         Compensation Plan, as set forth herein and as amended from time to time.

2.22.    "PLAN YEAR" means the calendar year.

2.23. "RETIREMENT CONTRIBUTIONS" means the retirement contributions made by the Employer for the benefit of Participants in accordance with the terms of the SARP.

2.24.    "SARP" means the Too, Inc. Savings and Retirement Plan.

2.25. "SARP LIMITATIONS" means the limitations imposed by Sections 401(a)(17) and 415 of the Code on the amount that may be contributed by an Employer to the SARP on behalf of a Participant.

2.26. "SUPPLEMENTARY ACCOUNT" means the portion of a Participant's Account derived from Supplementary Credits.

2.27. "SUPPLEMENTARY CREDITS" means the amounts credited to a Participant's Account pursuant to Section 5.4.

2.28. "TERMINATION OF EMPLOYMENT" means the termination of a Participant's employment with the Company and its Affiliates for any reason.

                                   ARTICLE III

                                  PARTICIPATION

3.1. PARTICIPATION. An associate of the Employer who is eligible to participate in the SARP will automatically become a Participant in the Plan for purpose of receiving Supplemental Credits if the amount of Retirement Contributions made on behalf of such associate under the SARP are limited by the SARP Limitations. The Committee may from time to time designate certain other management and highly compensated associates of the Employer, including associates who are not participants in the SARP, as eligible to participate in the Plan for purposes of receiving Supplemental Credits. The Committee shall designate which associates of the Company and its Affiliates are eligible to participate in the Plan for purposes of receiving Deferral Credits, Matching Credits and Discretionary Credits.

3.2. DURATION OF PARTICIPATION. An associate eligible to participate in the Plan shall continue to be a Participant until the Committee revokes such designation or the associate incurs a Termination.


                                   ARTICLE IV

                            DEFERRAL OF COMPENSATION

4.1. ELECTION TO DEFER. A Participant who is eligible to receive Deferral Credits may elect to defer a portion of the Compensation otherwise payable to him or her by filing a Deferral Agreement with the Employer. The Deferral Agreement must be filed with the Employer prior to the first day of the Plan Year to which it relates. If an associate first becomes a Participant after the first day of a Plan Year, he or she must file a Deferral Agreement with the Employer within thirty (30) days after the date on which he or she first became a Participant in order to defer a portion of his or her Compensation during such Plan Year. A Deferral Agreement shall only apply to Compensation earned after the date on which the Deferral Agreement is filed with the Employer.

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4.2.     AMOUNT OF DEFERRAL. The portion of Compensation payment of which may be deferred pursuant to the Plan must be in whole percentage points of Compensation, and shall not exceed three percent (3%) of the Compensation of the Participant.

4.3. MODIFICATION OF DEFERRAL AGREEMENT. A Deferral Agreement shall remain in full force and effect until modified or terminated by the filing of a new Deferral Agreement with the Employer. A new Deferral Agreement shall only apply to Compensation earned by the Participant after the end of the Plan Year in which such Deferral Agreement is filed with the Employer. In the event a Participant terminates his or her Deferral Agreement, the Participant may resume deferrals under the Plan by completing a new Deferral Agreement to be effective as of the first day of the next Plan Year.

                                    ARTICLE V

                             MAINTENANCE OF ACCOUNTS

5.1 ACCOUNTS. The Employer and the Committee shall maintain on the Employer's books and records an Account for each Participant that shall be adjusted to reflect credits under this Article V and payments and forfeitures under Articles VI and VII. In the event that the Company establishes a reserve pursuant to Section 9.5, the Company may, in its discretion, adjust the Accounts of Participants as of each Valuation Date to reflect the investment performance of such reserve. Such adjustment shall be made on a pro-rata basis by assuming that an equal percentage of each Account under the Plan is invested in the reserve. The Employer or the Committee may, from time to time, assess reasonable service charges against all or any portion of the Accounts to defray costs associated with the implementation and administration of the Plan. Payments under the Plan shall be charged against Accounts on the date on which the payments are made and forfeitures shall be charged on the date of Termination of Employment.

5.2. DEFERRAL CREDITS. As of the last day of each calendar month, the Deferral Account of each Participant eligible to receive Deferral Credits shall be credited with Deferral Credits equal to the amount of Compensation deferred by the Participant for such month under Article IV.

5.3. MATCHING CREDITS. As of the last day of each calendar month, the Account of each Participant for whom a Deferral Credit is made shall be credited with a Matching Credit in an amount equal to two (2) times the Participant's Deferral Credit for such month or such greater or lesser amounts as the Employer shall determine prior to the date on which the Compensation to which the related Deferral Credit is deferred.

5.4. SUPPLEMENTARY CREDITS. As of the last day of each Plan Year, the Supplementary Account of each Participant who is still a Participant on such date shall be credited with a Supplementary Credit equal to the amount of Retirement Contributions not credited to the Participant under the SARP because of the limitations imposed by the SARP Limitations.

5.5 DISCRETIONARY CREDITS. As of the last day of each Plan Year, and as of such other dates as the Compensation Committee may determine, the Discretionary Account of a Participant may be credited with Discretionary Credits. The determination as to which Participants, if any, shall be entitled to receive Discretionary Credits, and the amount of such Discretionary Credits, shall be made by the Compensation Committee in its sole discretion.

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5.6.     EARNINGS CREDITED. The Committee shall establish a rate of return to be applied to each Participant's Account. The Committee may establish different rates to apply to the portion of a Participant's Account attributable to Deferral Credits, Matching Credits, Supplementary Credits and Discretionary Account and may establish different rates for different portions of the Plan Year. The rates established by the Committee shall be based on such interest rate related factors or indicia as the Committee deems appropriate, including but not limited to the Employer's cost of funds or cost of borrowing. Such rate or rates shall be applied as of the last day of each Plan Year to the Account balance at the beginning of the Plan Year less the amount of any payments and forfeitures from the Account during such Plan year.

5.7. PARTICIPANT STATEMENTS. A written statement indicating the total amount credited to a Participant's Account shall be furnished by the Committee to the Participant not more than ninety (90) days after the end of each Plan Year. All statements shall be based on the net value of the Accounts as of the last day of the Plan Year, to the extent such values are available to the Committee.

                                   ARTICLE VI

                                     VESTING

6.1. VESTED PERCENTAGE. A Participant shall at all times be 100 percent vested in his or her Deferral Account. A Participant's vested percentage in his or her Matching Account, Supplementary Account and Discretionary Account shall be equal to the Participant's vested percentage in his or her Retirement Account and Matching Account under the SARP, determined as of the date any payment is to be made. The portion of a Participant's Account that is not fully vested shall be forfeited on the date of the Participant's Termination of Employment.

6.2. ACCELERATION OF VESTING. The Committee, in its sole discretion, shall have the power to accelerate the rate of vesting of all or any portion of any Account to such extent and at such times as may be in the best interest of the Employer and the Participant.

6.3 CHANGE IN CONTROL. Upon the occurrence of a Change in Control, all portions of the Participant's Account that are not fully vested shall become fully vested.

                                   ARTICLE VII

                                    PAYMENTS

7.1 TERMINATION OF EMPLOYMENT. The vested portion of the Account of a Participant shall be paid by the Employer to the Participant in a single lump sum cash distribution as soon as practicable following the Participant's Termination of Employment, but in no event earlier than thirty (30) days following the date of the Participant's Termination of Employment.

7.2. RIGHT OF COMPANY TO OFFSET AND WITHHOLD. If the Employer determines that a Participant is for any reason indebted to the Employer or any Affiliate, the Employer may offset such indebtedness, including any interest accruing thereon, against payments otherwise due under the Plan to such Participant or such Participant's Beneficiary. The Employer shall also have the right to withhold from any payments due under the Plan the amount of any federal, state or local taxes required by law to be withheld from such payments.

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                                  ARTICLE VIII

                            ADMINISTRATION AND CLAIMS

8.1. MEMBERSHIP; PROCEDURES; AUTHORITY AND RESPONSIBILITIES. The Committee shall operate under the same rules and procedures as the administrative committee under the SARP. The Committee may assign all or some of its duties hereunder to officers or other associates of the Company. The Committee shall have, in addition to the powers and responsibilities specifically provided for in this Plan, all of the powers and responsibilities granted to the administrative committee under the SARP that are applicable to the administration and operation of this Plan, including the authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, and to make any other determinations which it believes to be necessary or advisable for the administration of the Plan. Determinations and decisions by the Committee shall be final and binding on associates, Participants and all other persons except that denied claims for benefits shall be subject to review pursuant to Section 8.2. Any determination under the SARP that is relevant to the administration of this Plan shall be effective under this Plan as well as under the SARP.

8.2. CLAIMS PROCEDURES. All claims for benefits must be made under the rules and procedures then if effect under the SARP, including the SARP's procedures with respect to review of denied claims.

8.3. INCORPORATION BY REFERENCE. The provisions of the SARP related to its administrative committee, administrative procedures and claims procedures are hereby incorporated by reference in this Plan.

8.4. SUSPENSION OF PAYMENTS IN EVENT OF DISPUTE. If the Committee is in doubt concerning the entitlement of any person to any payment claimed to be due under the Plan, the Committee may direct the Employer to suspend any such payment until satisfied as to the entitlement of such person to such payment. The Committee or the Employer may file or cause to be filed in any court of competent jurisdiction an appropriate legal action or process in such form as the Committee or the Employer deems appropriate, including an interpleader action or an action for declaratory judgment, for a legal determination of the entitlement of any person to any payment claimed to be due under the Plan. The Committee and the Employer shall comply with any final order of the court in any such suit, subject to appellate review, and the Participant and Beneficiaries shall be similarly bound thereby.

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1. AMENDMENT AND TERMINATION. The Company may at any time and from time to time amend, suspend or terminate this Plan with or without the consent of any Participant or Beneficiary, provided that no such amendment, suspension or termination shall reduce the balance in any Participant's Account. Such amendment, suspension or termination may be authorized by the Company's Board of Directors or by action of such officer or officers of the Company as the Board of Directors may designate. Upon the suspension or termination of the Plan, the Company may, in its discretion, direct early payment of the vested portion of any or all Accounts.

9.2 NO CONTRACT OF EMPLOYMENT. The establishment of the Plan, any modification thereof, the creation of one or more Accounts, and/or the making of any payments under the Plan, shall not give any associate the right to remain in the service of any Employer, and all Participants and other associates shall remain subject to discharge to the same extent as if the Plan had never been adopted.

9.3. TAX EFFECTS. None of the Company, any other Employer, the Committee or any other person, represents or guarantees that any particular federal, state or local tax consequences shall occur as a result of any Participant's participation in this Plan. Each Participant is encouraged to consult with his or her own advisors regarding the tax consequences of participation in this Plan.

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9.4.     NONALIENATION OF BENEFITS. None of the payments, benefits, or rights of any Participant or Beneficiary shall be subject to any claim of any creditor of such Participant or Beneficiary and, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of such Participant or Beneficiary. No Participant or Beneficiary shall have the right to alienate, commute, pledge, encumber or assign any of the benefits or payments which the Participant or Beneficiary may expect to receive, contingently or otherwise, under the Plan, except the right of a Participant to designate a Beneficiary.

9.5. PARTICIPANTS' RIGHTS UNSECURED. The Plan shall at all times be entirely unfunded and, except as provided in the following paragraph, no provision of this Plan shall at any time be made with respect to segregating any assets of the Company or any other Employer for payment of any benefits hereunder. The right of a Participant or Beneficiary to receive a distribution hereunder shall at all times be an unsecured claim against the general assets of the Employers, and neither the Participant nor any Beneficiary shall have any right in or against any specific assets of the Employers.

         The Company may establish a reserve of assets to provide funds for the payment of benefits under the Plan. Such reserve may be through a trust account and such reserve shall, at all times, be subject to the claims of unsatisfied judgment creditors of the Employers and shall otherwise be on such terms and conditions as shall prevent taxation to Participants and Beneficiaries of any amounts held in the reserve or credited to an account prior to the time payments are made. No Participant or Beneficiary shall have any ownership rights in or to any reserve.

9.6. LIMITATION OF LIABILITY. The liability of the Employer and the Committee under this Plan shall be limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations or costs on the Employer or the Committee not expressly set forth in the Plan.

9.7. PAYMENTS TO MINORS, ETC. Any amount payable to or for the benefit of a minor, an incompetent person or any other person incapable of receipting therefor may be paid to such person's guardian, to any trustee or guardian holding assets for the benefit of such person, or to any person providing, or reasonably appearing to provide, for the care of such person, and such payment shall fully discharge the Committee and the Employer with respect thereto.

9.8. NOTICES. Notices under the Plan shall be deemed to be sufficiently given if sent by first class, registered or certified mail addressed
         (i) to a Participant or Beneficiary at such person's last known address as set forth in the books and records of the Employer, or (i) to the Employer or the Committee at the principal offices of the Company.

9.9. HEADINGS AND CAPTIONS. The headings and captions in the Plan are provided for convenience only and shall not be employed in the construction of the Plan.

9.10. ENTIRE AGREEMENT. This Plan and any subsequently adopted amendments thereto shall constitute the entire agreement or contract between the Employer and the Participants and Beneficiaries regarding the Plan. No oral statement regarding the Plan may be relied upon by any Participant or Beneficiary.

9.11. CORPORATE SUCCESSORS. The Plan shall not be automatically terminated by a transfer or sale of the assets of the Company or any Employer or by the merger or consolidation of the Company or any Employer into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 9.1.

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9.12.    SEVERABILITY. If any term or provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remaining terms and provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

9.13. THIRD PARTIES. Nothing expressed or implied in this Plan is intended or may be construed to give any person other than Participants and Beneficiaries any rights or remedies under the Plan.

9.14. GOVERNING LAW. The laws of the State of Ohio applicable to agreements to be performed in the State of Ohio shall apply in determining the construction and validity of the Plan and all rights and obligations under the Plan, except to the extent such laws are preempted by federal law.



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IN WITNESS WHEREOF, the Company has caused the First Amended and Restated
Supplemental Retirement and Deferred Compensation Plan to be executed by its duly authorized officer this 10th day of May, 2000.


                               TOO, INC.

                               By:_____________________________________

                               Name:___________________________________

                               Title:___________________________________




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